Exhibit 99.1

News Release

For Immediate Release

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., SVP and Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Announces a Banner Acquisition Year

and Year-End 2003 Results

HOUSTON – March 30, 2004 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced 2003 year-end reserves and operating results which include:

•	Reserve replacement of 526%

•	Year-end reserves of 302.7 Bcfe

•	Revenues of $70.2 million and a net loss of $50.8 million ($2.21 per share)

•	A new $185 million Term Loan that replaces the previous $125 million credit facility.

ATP completed a banner year for acquisitions in 2003, replacing 526% of production. As a result of ATP’s successful year for acquisitions, the Company has substantially improved the depth of its asset base with a three-year development inventory of proved undeveloped reserves (PUDs) in place. Additionally, the Company has not yet recorded any proved reserves at its potentially largest property, the Emerald Oil Field located in the U.K. Sector-North Sea, pending the completion of its development plan, which will be finalized after a 3-D seismic survey and detailed geophysical, geological, and engineering studies.

As a result of ATP’s acquisitions, estimated proved reserves at December 31, 2003 increased 32% from the previous year to approximately 302.7 Bcfe, with a SEC PV 10 value of $776.0 million. Reserve additions included 97.2 Bcfe in the Gulf of Mexico and 6.3 Bcfe in the North Sea. Proved reserves were comprised of 231.1 Bcf of natural gas and 11.9 million barrels of oil. Estimated quantities of natural gas and oil reserves and the net present value of such reserves at December 31, 2003 are based entirely upon reserve reports prepared by independent third party reservoir engineers. Letters from our independent reservoir engineers can be found at the Company’s website, www.atpog.com.

In order to improve our liquidity position and to continue the momentum of successfully bringing our projects to commercial production, we entered into a new Senior Secured Term Loan on March 29, 2004. As more fully discussed below, our new term loan is $185.0 million of which $150.0 million is a Senior Secured First Lien Term Loan Facility and $35.0 million is a Senior Secured Second Lien Term Loan Facility (“Term Loans”). The Term Loans mature in March 2009 and are secured by substantially all of our oil and gas assets in the Gulf of Mexico and the U.K. Sector-North Sea. We used $116.2 million of the proceeds of the Term Loans to repay in full our previous credit facility in effect at December 31, 2003. At closing, we received net proceeds of $56.0 million after repaying our previous credit facility, the repurchase of 750,000 warrants associated with the previous credit facility and fees associated with the transaction.

Oil and gas revenues from production totaled $70.2 million for the year 2003 and $14.0 million for the fourth quarter 2003, compared to $80.0 million for the year 2002 and $18.7 million for the fourth quarter 2002. Natural gas and oil production decreased 35% to 17.1 Bcfe. This decrease in production was primarily attributable to delays at our Helvellyn well in the North Sea, which was expected to commence production during 2003, the relatively small amount of capital spent on U.S. drilling activities in 2002, and the emphasis on larger projects with significant infrastructure requirements and longer development lead times during 2003. In 2004, substantially all of the company’s development activities involve properties with existing infrastructure, which should significantly reduce the time from investment to commercial production.

For 2003, lease operating expense per Mcfe increased $0.37 to $1.00 per Mcfe, primarily due to an increase in workover activities as well as the decrease in production and corresponding rise in fixed per unit costs. General and administrative expenses rose from $10.0 million to $12.2 million, due to higher professional fees and compensation related costs during 2003. In addition, we recorded a charge of $2.0 million related to expenses incurred on behalf of waivers and amendments executed with our prior credit facilities in 2003.

The Company reported a net loss of $50.8 million ($2.21 per share) for 2003 after recording a valuation allowance of $33.6 million against the Company’s deferred tax asset and charges of $8.2 million relating to an unsuccessful property acquisition in 2001, $3.4 million on early debt retirement and $11.7 million for the impairment of oil and gas properties. These charges had an impact on net loss per share of $2.48. For the fourth quarter of 2003, the Company reported a net loss of $38.6 million ($1.58 per share). For the quarter and year ended 2002, the Company reported a net loss of $3.2 million ($0.16 per share) and $4.7 million ($0.23 per share), respectively, including a non-cash charge of $6.8 million for the impairment of oil and gas properties.

The valuation allowance of $33.6 million recorded against our deferred tax asset was required by SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 provides for the weighing of positive and negative evidence in determining whether a deferred tax asset is recoverable. We have incurred net operating losses in 2003 and prior years. Relevant accounting guidance suggests that cumulative losses in recent years constitute significant negative evidence, and that future expectations about income are overshadowed by such history of losses. Delays in bringing properties on to production and development cost overruns in 2003 were also significant factors considered in evaluating our deferred tax asset valuation allowance. If we achieve profitable operations in 2004, we may reverse a portion of the valuation allowance in an amount at least sufficient to eliminate any tax provision in that period. We expect a significant increase in 2004 production over 2003 as a result of the development activities at our Helvellyn, Matia/Cabrito and SS358 developments during 2003 and the first quarter of 2004. This increased production combined with higher realized prices should result in a substantial increase in our 2004 results of operations. The valuation allowance has no impact on our net operating loss (NOL) for tax purposes. If we incur taxable income in future periods, we will be able to utilize our NOL to offset taxes due.

The 2003 $8.2 million charge for the unsuccessful property acquisition related to a dispute over a contract for the sale of an oil and gas property. The matter was ordered to arbitration during 2002 and 2003, and on December 19, 2003, ATP was notified by the arbitration panel of its decision to award $8.2 million to Legacy, the party to the dispute. ATP paid Legacy an initial payment of $1.0 million on March 29, 2004. Legacy and ATP have agreed that the balance of the award plus interest since December 19, 2003 will be paid on or before April 16, 2004.

During 2003, $81.9 million was invested in drilling and infrastructure expenditures and $1.9 million in acquisitions. During 2002, $33.9 million was invested in drilling and infrastructure expenditures and $1.0 million in acquisitions. Presented below are drilling and infrastructure expenditures by region for 2003 and 2002:

Development CAPEX ($millions)	Gulf of Mexico		North Sea
	2003	2002	2003	2002
Drilling	$25.2	$8.0	$10.6	$5.7
Infrastructure	31.9	9.7	14.2	10.5

Total	$57.1	$17.7	$24.8	$16.2

The Company’s selected operating statistics and financial information, included within this press release, contain additional information on our activities for the three months and year ended December 31, 2003 and the comparable periods in 2002.

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Selected Operating Statistics (unaudited)

Production
Natural gas (MMcf)	2,583	3,283	10,842	17,732
Oil and condensate (MBbls)	111	290	1,042	1,454

Natural gas equivalents (Mmcfe)	3,250	5,022	17,093	26,457

Average Prices (includes effect of settled derivative activities)
Natural gas (per Mcf)	$4.05	$3.36	$3.41	$3.04
Oil and condensate (per Bbl)	28.24	23.45	27.21	22.11
Natural gas, oil and condensate (per Mcfe)	4.18	3.55	3.82	3.25
Lease operating expense (per Mcfe)	1.37	0.90	1.00	0.63

Other Expenses, per Mcfe
General and administrative	$0.98	$0.53	$0.71	$0.39
Depreciation, depletion and amortization	2.81	1.62	1.72	1.64

Selected Financial Data (In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$13,587	$17,827	$65,236	$86,036
Net loss	(38,636)	(3,173)	(50,801)	(4,700)
Per share, basic and diluted	$(1.58)	$(0.16)	$(2.21)	$(0.23)
Average shares outstanding - basic and diluted	24,519	20,318	22,975	20,315

(1)	See oil and gas revenue reconciliation on the last table of this press release.

Acquisitions

Gulf of Mexico Acquisitions

In a private transaction with a third party we acquired a 99% working interest in Mississippi Canyon 711 (“Gomez”), the largest acquisition we have made in the Gulf of Mexico. Gomez, approximately 40% of our Gulf of Mexico reserves with initial development costs of approximately $90.0 million, will be part of our development program beginning in 2004 and continuing into 2005. Prior to ATP’s ownership, six wells were drilled on Gomez. Four wells are temporarily abandoned and are re-enterable. ATP plans to re-enter two wells in the Southern portion of the block and establish production from two reservoirs in 2005. Subsequently, ATP plans to re-enter two wells in the Northern portion of the block. As we develop this property we may, as we have done with other projects, elect to bring in partners on a promoted basis to reduce our portion of the capital commitment.

Also during 2003, we acquired interests in six other blocks for approximately $1.3 million. At December 31, 2003, two of these blocks had estimated proved reserves based on third party reservoir engineers. Four of the blocks are currently being evaluated for recoverable reserves, three of which are contiguous to an existing producing lease. In addition, we increased our ownership interest in two offshore blocks for approximately $0.6 million.

U.K. Sector – North Sea Acquisitions

During July 2003, ATP was offered three licenses in the UKCS 21st licensing round for U.K. Blocks 2/10b, 3/11b and 49/30b. In December 2003, ATP was awarded block 49/30b. In February 2004, ATP was awarded Blocks 2/10b and 3/11b, and in an out-of-round award, the Company was awarded a third block, Block 2/15a, all three of which comprise the Emerald Field.

Dutch Sector – North Sea Acquisition

In February 2003, ATP acquired a 50% working interest in the L-06d block located in the Dutch Sector of the North Sea. Energie Beheer Nederland B.V. (EBN), who participates on behalf of the Dutch government, owns the remaining 50% interest.

Developments

During 2003, the Company brought to production a total of five wells in the Gulf of Mexico – two wells at West Cameron 284, and one well each at Eugene Island 71, West Cameron 101 and Garden Banks 142. At the end of 2003, we were drilling the first of two wells at Ship Shoal 358 and our Garden Banks 186 well.

Ship Shoal 358

At Ship Shoal 358, the A-1 well commenced production in March 2004 after it reached TD at 8,855’ and logged 77’ of gross and 45’ of net oil and natural gas pay from the two expected productive sands. The A-2 well is currently drilling and is expected to be completed and on production in April 2004. During 2003, the Company installed a recycled platform that was relocated from the Vermilion 410 field, in 362’ of water onto a newly fabricated base in 419’of water. ATP is the operator and has a 51% working interest.

Garden Banks 142 (Matia) and Garden Banks 186/187 (Cabrito)

The Garden Banks 186 # 1 well, an extended reach directional well drilled from the Garden Banks 142 “A” platform, commenced production on March 27, 2004. During 2003, the Garden Banks 142 “A” platform was constructed by recycling an existing tripod from the company’s Vermilion 410 field in 365’ of water and relocating the platform onto a newly constructed base, in 542’ of water. ATP also recycled the existing deck from the Vermilion 410 field and installed it on the jacket at the new location. ATP has an 80% working interest in Matia and Cabrito and is the operator of both developments.

Matagorda Island 704/709

As part of the Company’s 2004 development program, the Matagorda Island 709 A-1 ST1 well began drilling January 30, 2004 and commenced production March 24, 2004 after it encountered its objective Miocene Marg “A” sands. The proved reserves in the Miocene Marg “A” sands that ATP was expecting amounted to 346’ of gross and 113’ of net natural gas pay. ATP additionally encountered a new pay sand with approximately 152’ of gross and 64’ of net natural gas pay that is not included in our 2003 reserve report. ATP is the operator and has a 62.5% working interest.

Helvellyn

The Helvellyn well, located in the Southern Gas Basin of the U.K. Sector – North Sea, commenced production in February 2004. The well was completed in the Rotliegend and Carboniferous sands with a 2,400’ horizontal completion. ATP is the operator and has a 50% working interest.

Capital Resources and Liquidity

On March 29, 2004, we entered into a new $185.0 million term loan of which $150.0 million is a Senior Secured First Lien Term Loan Facility and $35.0 million is a Senior Secured Second Lien Term Loan Facility (“Term Loans”). The Term Loans mature in March 2009 and are secured by substantially all of our oil and gas assets. We used $116.2 million of the proceeds of the Term Loans to repay in full our previous credit facility in effect at December 31, 2003. At closing, we received net proceeds of $56.0 million. In connection with the issuance of the Term Loans, the Company granted six year warrants to purchase 2,452,366 shares of common stock of ATP for $7.25 per share. The Company also repurchased from its former lender all of its 750,000 outstanding five-year warrants with a strike price of $6.75 for $750,000.

At December 31, 2003, we had a working capital deficit of approximately $46.4 million. In accordance with the definition of working capital in our previous credit facility, we had a working capital deficit of approximately $40.2 million at December 31, 2003. This definition excludes current maturities of long-term debt, the current portion of assets and liabilities from derivatives and the current portion of asset retirement obligations as well as including availability under the borrowing base. The working capital deficiency was primarily a result of the significant capital required to develop our Matia/Cabrito and Ship Shoal 358 properties combined with unexpected delays in and additional costs of establishing first production from Helvellyn.

The recent $19.5 million sale of a 25% interest (10.56 Bcfe) in seven properties, which were 93.5% PUD, has also improved the Company’s liquidity and working capital position. ATP received $10.5 million in February of 2004 and the remaining $9.0 million is due in April 2004.

Net cash provided by operating activities was $51.0 million for the year ended December 31, 2003 compared to $51.3 million for the year ended December 31, 2002. Changes in working capital provided $23.9 million in cash flows in 2003 primarily due to an increase in capital projects late in 2003 as compared to 2002. Net cash used in investing activities increased to $84.0 million, compared to $35.2 million for the year 2002. Net cash provided by financing activities in 2003 included the private placement of four million shares of common stock for $11.8 million ($10.9 million net of placement fees and other expenses) as well as net cash proceeds of $23.2 million from our prior and current credit facility. Cash used in financing activities in 2002 represents net principal payments on our credit facility.

Conference Call

ATP will host a conference call to discuss results for the fourth quarter and year ending 2003 on April 2, 2004 at 10:00 a.m. CST (11:00 a.m. EST). To participate in the live webcast, log on to www.atpog.com ten minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call via telephone, contact Isabel Plume at 713-403-5517 for the dial-in number and conference identification number. If you are unable to participate during the live webcast, the call will be archived on our Web site, www.atpog.com, for 30 business days, or you can hear a recorded replay at the dial-in number and conference identification number available for a period of 24 hours after the call starting at 1:00 p.m. CST.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

BALANCE SHEET

(In Thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$4,564	$6,944
Restricted cash	—	414
Accounts receivable (net of allowance of $1,266)	15,874	24,998
Deferred tax asset	—	1,628
Other current assets	2,461	3,245

Total current assets	22,899	37,229

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting)	450,858	355,088
Less: Accumulated depletion, impairment and amortization	(261,733)	(236,052)

Oil and gas properties, net	189,125	119,036

Furniture and fixtures ( net of accumulated depreciation)	666	810
Deferred tax asset (net of valuation allowance of $33,646 at December 31, 2003)	—	21,580
Other assets, net	4,995	3,400

	5,661	25,790

Total assets	$217,685	$182,055

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$63,054	$35,336
Current maturities of long-term debt	—	6,000
Asset retirement obligation	6,102	—
Derivative liability	166	9,592

Total current liabilities	69,322	50,928
Long-term debt	115,409	80,387
Asset retirement obligation	15,005	—
Deferred revenue	926	1,111
Other long-term liabilities and deferred obligations	12,691	11,082

Total liabilities	213,353	143,508

Shareholders’ equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized; none issued	—	—
Common stock: $0.001 par value, 100,000,000 shares authorized	25	20
Additional paid in capital	92,277	81,087
Accumulated deficit	(90,115)	(39,314)
Accumulated other comprehensive income (loss)	3,056	(2,335)
Treasury stock, at cost	(911)	(911)

Total shareholders’ equity	4,332	38,547

Total liabilities and shareholders’ equity	$217,685	$182,055

Income Statement

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)
Oil and gas revenues	$13,991	$18,688	$70,151	$80,017

Costs and operating expenses:
Lease operating expenses	4,454	4,499	17,173	16,764
Geological and geophysical expenses	897	2	1,358	154
General and administrative expenses	3,176	2,639	12,209	10,037
Credit facility costs	1,650	—	1,990	250
Non cash compensation	—	142	(39)	595
Depreciation, depletion and amortization	9,144	8,144	29,378	43,390
Impairment of oil and gas properties	1,025	6,844	11,670	6,844
Accretion expense	667	—	2,752	—
Loss on abandonment	564	—	4,973	—
Loss on unsuccessful property acquisition	8,192	—	8,192	—

Total costs and operating expenses	29,769	22,270	89,656	78,034

Income (loss) from operations	(15,778)	(3,582)	(19,505)	1,983

Other income (expense):
Interest income	6	35	52	73
Interest expense	(2,806)	(2,465)	(9,678)	(10,418)
Loss on extinguishment of debt	—	—	(3,352)	—
Other income (expense)	(1)	1,081	2,244	1,081

Total other income (expense)	(2,801)	(1,349)	(10,734)	(9,264)

Loss before income taxes and cumulative effect of change in accounting principle	(18,579)	(4,931)	(30,239)	(7,281)
Income tax (expense) benefit	(20,057)	1,758	(21,224)	2,581

Loss before cumulative effect of change in accounting principle	(38,636)	(3,173)	(51,463)	(4,700)
Cumulative effect of change in accounting principle, net of tax	—	—	662	—

Net loss	$(38,636)	$(3,173)	$(50,801)	$(4,700)

Basic and diluted loss per common share:
Loss before cumulative effect of change in accounting principle	$(1.58)	$(0.16)	$(2.24)	$(0.23)
Cumulative effect of change in accounting principle, net of tax	—	—	0.03	—

Net loss per common share	$(1.58)	$(0.16)	$(2.21)	$(0.23)

Weighted average number of common shares:
Basic and diluted	24,519	20,318	22,975	20,315

CASH FLOW DATA

(In Thousands)

	December 31, 2003	December 31, 2002
Cash flows from operating activities:
Net loss	$(50,801)	$(4,700)
Adjustments to operating activities	77,904	47,628
Changes in assets and liabilities	23,906	8,370

Net cash provided by operating activities	51,009	51,298

Cash flows from investing activities:
Additions to oil and gas properties	(83,803)	(34,873)
Additions to furniture and fixtures	(240)	(294)

Net cash used in investing activities	(84,043)	(35,167)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	10,879	—
Proceeds from long-term debt	127,168	1,000
Payments of long-term debt	(103,921)	(15,000)
Deferred financing costs	(3,827)	(495)
Other	355	14

Net cash provided by (used in) investing activities	30,654	(14,481)

Net increase (decrease) in cash and cash equivalents	(2,380)	1,650
Cash and cash equivalents, beginning of period	6,944	5,294

Cash and cash equivalents, end of period	$4,564	$6,944

Hedges, Derivatives and Fixed Price Contracts

(unaudited)

	2004					2005
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Fixed Forwards and Swaps
Natural Gas
Volumes (MMcf)	2,150	2,379	2,530	2,530	9,589	2,250	605	460	460	3,775
Price	$5.30	$4.95	$4.97	$5.03	$5.06	$5.51	$5.25	$5.10	$5.10	$5.37

Crude Oil
Volumes (Mbbls.)	60.5	83.5	46.3	23.0	213
Price	$31.09	$31.43	$31.20	$28.68	$30.99

Collars
Natural Gas
Volumes (MMcf)	300				300
Ceiling	$5.80				$5.80
Floor	$4.40				$4.40

The above are hedges, derivatives and fixed price contracts that are in effect at March 30, 2004. Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

Oil and Gas Revenue Reconciliation (1)

(In Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Oil and gas revenues, including the effects of settled derivatives (1)	$13,587	$17,827	$65,236	$86,036
Hedging ineffectiveness for the period (2)	—	(394)	(279)	(301)
Derivative activities previously recognized to earnings (3)	469	1,206	5,219	2,261
Other (4)	(65)	49	(25)	(7,979)

Oil and gas revenue per income statements	$13,991	$18,688	$70,151	$80,017

(1)	Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues and oil and gas revenues including the effects of settled derivative activities are presented because of its acceptance as an indicator of the company’s realized cash flow from its oil and gas production during the period for which it is presented.
(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.
(3)	Those amounts were previously recognized in income prior to ATP’s adoption of hedge accounting in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended.
(4)	These amounts are reclassifications of prior period disclosures that segregated the mark-to-market value changes on instruments that did not qualify for SFAS No. 133 hedge accounting treatment as income on derivative instruments on the statement of operations. Also includes the marketing activity of ATP Energy.